EXHIBIT 99.1
                                    PRESS RELEASE
                           Wire Release - National Circuit
                         For Release at 5:00 P.M. (Pacific Time)
                                                                 Page 1 of 4
       July 29, 2004                Richard Balocco           (408) 279-7933
       San Jose, California         V.P. Corporate Communication


                 SJW CORP. (AMEX: SJW) ANNOUNCES SECOND QUARTER
                              FINANCIAL RESULTS

SAN JOSE, CA, July 29, 2004, SJW Corp.(AMEX:SJW) basic earnings per common share for the quarter ended June 30, 2004 were $0.53, compared to $0.48 for the same quarter in 2003.

Operating revenue for the second quarter was $45,609,000 versus $38,149,000 for the same period in 2003, representing an increase of $7,460,000 or 20%. Approximately $4,571,000 of the total revenue increase was attributable to higher customer demand, which increased revenue by 12% as a result of warmer temperatures in April and May, 2004 and $2,535,000 increase was due to cumulative rate increases totaling 7%. Approximately $354,000 of the total revenue increase was contributed from parking, rental properties and other revenues.

Water production costs for the second quarter of 2004 consisting of purchased water, power and pump taxes, increased $4,715,000, or 15% of total costs and expenses from the second quarter of 2003. The increase was due to the higher cost of purchased water and pump taxes of $1,263,000, reduced surface water availability of $411,000 and higher customer demand of $3,041,000.

Quarterly operating expenses for the second quarter of 2004, excluding water production costs and income taxes, increased $1,644,000 or 5% of total costs and expenses from 2003. The increases consisted principally of: $168,000 in pension costs primarily as a result of the enhancement of pension plan benefits, $882,000 in depreciation expense on added utility plant and other nonutility properties, $209,000 in legal and professional fees, $124,000 in insurance elated costs, $202,000 in contracted work and $59,000 in other costs. Income tax expense for the second quarter of 2004 was higher than the same period of 2003 due to increased earnings.

Year-to-date earnings per common share were $0.72 compared to $1.06 for the same period in 2003. The decrease in year-to-date earnings was mainly due to the sale of a SJW Land Company property in the first quarter of 2003, which resulted in an after-tax gain of $3,030,000, or $0.33 per share. Excluding the gain on sale of property in 2003, year-to-date increases in revenue were offset by increases in production and operating expenses.

Other comprehensive loss of $481,000 and other comprehensive income of $97,000, for the three months and six months ended June 30, 2004, respectively, was the result of changes in the market value of the investment in California Water Service Group.

In January 2004, SJW Corp. adopted Interpretation No. 46(R), "Consolidation of Variable Interest Entities" issued by the Financial Accounting Standard Board. In accordance with the interpretation, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P. SJW Corp. has restated its previously reported June 30, 2003 consolidated financial statements to include the result of the consolidated partnership.

At its meeting today, the Board of Directors of SJW Corp. declared a quarterly dividend on common stock of $0.255 per share. The dividend is payable on September 1, 2004 to shareholders of record on August 9, 2004.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately one million people in the City of San Jose and nearby communities.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                   SJW Corp.
      Condensed Consolidated Statements of Income and Comprehensive Income
                                  (Unaudited)
                   (thousands of dollars, except share data)

                         Three Months          Six Months        Twelve Months
                        Ended June 30       Ended June 30        Ended June 30
                       2004      2003      2004      2003       2004      2003
                            (Restated)          (Restated)          (Restated)
                  -----------------------------------------------------------
Operating revenue   $45,609    38,149   $76,672    66,120  $161,366   145,718
Operating expense:
  Operation:
    Purchased Water  11,666     8,873    18,176    14,920    39,965    36,842
    Power             1,597     1,376     2,411     2,113     5,593     5,730
    Pump Tax          5,902     4,201     9,023     6,269    20,684    16,504
    Other             7,771     7,388    15,330    14,244    30,128    27,421
  Maintenance         2,179     1,903     4,287     3,676     8,335     7,567
  Property taxes and other
    nonincome taxes   1,325     1,222     2,654     2,491     5,229     4,750
  Depreciation and
    amortization      4,707     3,825     9,100     7,565    16,760    14,576
  Income taxes        3,352     3,053     4,596     4,472    10,648    10,389
                    ---------------------------------------------------------
Total operating
  expense            38,499    31,841    65,577    55,750   137,342   123,779
                    ---------------------------------------------------------
Operating income      7,110     6,308    11,095    10,370    24,024    21,939
Other income (expense):
  Gain on sale of non-
   utility property,
  net                     -         -         -     3,030         -     3,030
  Long-term debt interest
    and other, net   (2,303)   (1,882)   (4,514)   (3,692)   (8,475)  (6,768)
                   ----------------------------------------------------------
Net income          $ 4,807     4,426   $ 6,581     9,708  $ 15,549    18,201
                      =======================================================
Other comprehensive
  income (loss), net   (481)    1,538        97     2,901      (769)    1,575
                   ----------------------------------------------------------
Comprehensive income
                    $ 4,326     5,964   $ 6,678    12,609  $ 14,780    19,776
                   ==========================================================
Earnings per share
  - Basic           $  0.53      0.48   $  0.72      1.06  $   1.70      1.99
  - Diluted            0.53      0.48      0.72      1.06      1.69      1.99
Comprehensive income
  per share
   - Basic          $  0.47      0.65   $  0.73      1.38  $   1.62      2.16
   - Diluted           0.47      0.65      0.73      1.38      1.61      2.16
Dividends per share $  0.26      0.25   $  0.51      0.49  $   0.99      0.95
Weighted average
  shares outstanding
  - Basic         9,138,841 9,135,441 9,136,758 9,135,441 9,136,098 9,135,441
  - Diluted       9,193,895 9,135,441 9,191,077 9,135,441 9,176,292 9,135,441

*SJW Corp. has restated its previously reported 2003 Consolidated Statements of Income and Comprehensive Income as a result of adopting Interpretation No.46(R), "Consolidation of Variable Interest Entities" (FIN46R). As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.


                                     SJW Corp.
                        Condensed Consolidated Balance Sheets
                                    (Unaudited)
                               (thousands of dollars)

                                                      June 30     December 31
                                                         2004            2003
                                                                   (Restated)
                                                -----------------------------
ASSETS
Utility Plant                                        $603,577        $583,709
Less: accumulated depreciation and amortization       184,074         174,985
                                                -----------------------------
   Net utility plant                                  419,503         408,724
Nonutility property, net                               32,495          32,569
Current assets:
    Cash and equivalents                                5,270          10,278
    Accounts receivable and accrued utility revenue    22,492          15,043
    Prepaid expenses and other                          1,918           2,019
                                                -----------------------------
         Total current assets                          29,680          27,340
Other assets:
  Investment in California Water Service Group         30,304          30,139
  Regulatory assets                                     8,337           7,976
  Other                                                 9,159           9,496
                                                -----------------------------
                                                     $529,478        $516,244
                                                =============================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock and additional paid-in capital        $ 23,366      $   22,891
  Retained earnings                                   140,040         138,058
  Accumulated other comprehensive income                5,516           5,419
                                                -----------------------------
       Shareholders' equity                           168,922         166,368

  Long-term debt                                      143,917         143,947
                                                -----------------------------
       Total capitalization                           312,839         310,315
Current Liabilities:
  Line of credit                                            -               -
  Accounts payable                                     12,040           5,441
  Other current liabilities                            11,767           9,635
                                                -----------------------------
       Total current liabilities                       23,807          15,076

Deferred income taxes and credits                      40,767          38,207
Advances for and contributions in aid of construction 141,567         141,122
Other noncurrent liabilities                           10,498          11,524
                                                  -----------------------------
                                                     $529,478        $516,244
                                                =============================

*SJW Corp. has restated its previously reported December 31,2003 Consolidated Balance Sheets as a result of adopting FIN46R. As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.